Exhibit 99.2

Bryn Mawr Bank Corporation

NASDAQ: BMTC

First Quarter 2016 Conference Call

Prepared Remarks

April 29, 2016

8:30 A.M. (Eastern Time)

Operator:

Good morning ladies and gentlemen. My name is (___________). I will be your conference call operator today. At this time I would like to welcome everyone to Bryn Mawr Bank Corporation’s quarterly conference call.

All lines have been placed on mute to prevent any background noise. After the speaker remarks, there will be a question and answer period. If you would like to pose a question during this time, please press the star key and then the number 1 on your telephone keypad. If you would like to withdraw your question, press the star key and then the number 2. Thank you.

It is now my pleasure to turn the floor over to your host, Mike Harrington, Chief Financial Officer. Sir, you may begin your conference.

Mike Harrington:

Thank you, (_______), and thanks everyone for joining us today. I hope you had a chance to review our most recent earnings release. If you have not received our press release it is available on our Website at bmtc.com or by calling 610-581-4925.

Also on the call with us today are Frank Leto, President and CEO, Joe Keefer, our Chief Lending Officer and Gary Madeira, our Head of Wealth Management.

The archives of this conference call will be available at the Bryn Mawr Bank Corporation website or by calling 877-344-7529, referring to conference number 10083628. A replay will be available approximately one hour after this call concludes and will be accessible until 9:00 AM eastern time on Friday, May 13, 2016.

Before we begin, please be advised that during the course of this conference call, management may make forward-looking statements, which are not historical facts.

Please refer to the disclaimer labeled Forward Looking Statements and Safe Harbor in our earnings release for more information regarding what constitutes a forward looking statement.

All forward-looking statements discussed during this call are based on Management’s current beliefs and assumptions, and speak only as of the date and time they are made. The Corporation does not undertake to update forward-looking statements. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission, located on our website. I’d now like to turn the call over to Frank.

Frank Leto:

Thanks, Mike. I’d like to thank you all for joining our conference call today.

I hope you’ve had a chance to review our first quarter earnings release, which was issued yesterday before the markets opened and prior to our annual meeting. We started 2016 on very sound footing, reporting net income of $8.3 million, and diluted earnings per share of $0.49. Many of the investments made in 2015 along with the implementation of our strategic plan are beginning to impact our performance. Net income for the first quarter of 2016 increased by $14.6 million from the fourth quarter of 2015. However, as you know, the fourth quarter of 2015 was impacted by the loss on settlement of our corporate pension plan which resulted in a $17.4 million pre-tax charge for the quarter.

Our core net income for the first quarter of 2016, which was also $8.3 million, increased by $778 thousand, or 10.4%, from the $7.5 million core net income recorded in the fourth quarter of 2015. Core net income excludes certain income and expense items that are not frequently recurring and enables management to better evaluate changes in the Corporation’s operations. These items include the settlement of our corporate pension plan, due diligence, merger-related and merger integration costs, severance expense, branch lease termination expense, debt and swap prepayment penalties, and impairment of intangible assets, as well as gain on sale of available for sale investment securities.

During the first quarter of 2016, we experienced very strong loan growth, with portfolio loans increasing by $109.9 million. On an annualized basis, this marked a 19.4% increase. The majority of the loan growth occurred in the commercial mortgage and construction loan segments of the portfolio.

The tax-equivalent net interest margin improved by 10 basis points for the first quarter of 2016 from the fourth quarter 2015. Excluding the effect of fair value mark accretion, we saw a 7 basis point increase on a linked-quarter basis. The solid loan growth during the quarter, which enabled the deployment of cash balances to earn significantly higher yields as loan balances, accounted for this margin expansion.

On the noninterest income front, our mortgage banking initiative is in full swing. The mortgage team recently completed the implementation of a new, fully-integrated loan origination system which will streamline the entire process from application to origination. The system is expected to shorten the approval process and expedite delivery of loans to investors.

Wealth assets, which increased by nearly 11% during the first quarter of 2016, did not produce a comparable increase in revenue from wealth management services. The reason for this disparity continues to be market volatility and the change in the composition of the wealth portfolio, as a significant portion of the increase in wealth assets during the first quarter was from assets held in fixed-fee accounts which provide lower yields, but also serve to insulate the Corporation from the volatility associated with market movement.

Noninterest expense during the first quarter returned to a more normalized level, as much of the noise during 2015 related to the Continental merger and other strategic moves, such as the pension settlement and debt prepayment, has been eliminated.

The provision for loan and lease losses for the first quarter of 2016 decreased $367 thousand from the fourth quarter, although net charge-offs between the periods decreased by $1.4 million. The increase in provision relative to charge-offs was driven by the significant increase in loan balances. The incurred loss model, on which the allowance for loan losses is based, determines the level of Allowance for each loan portfolio segment, and is driven by quantitative and qualitative factors applied to these loan balances.

For the past 92 consecutive quarters, we have paid dividends to our shareholders. We are very proud of this record and feel very fortunate to have the continued loyalty and support of our shareholders. Therefore, I am pleased to announce that on April 28, 2016, the Board of Directors of the Corporation declared a quarterly dividend of $0.20 per share, payable on June 1, 2016 to shareholders of record as of May 10, 2016.

In summary:

We believe our business model is sound and that we are in an excellent position to take advantage of opportunities for continued profitable growth and strong performance. As we, along with other community banks, continue to be squeezed by a challenging operating environment, and increasing regulatory and compliance burdens, we strive to identify new ways to grow our balance sheet as well as diversify and expand our non-interest revenue streams. In light of the recent disruptions in our market area, primarily related to consolidation and M&A activity, we continually evaluate acquisition and organic expansion opportunities as they arise, with a focus on quality and compatibility and believe we are poised for continued profitability and growth.

With that, we will open the lines for any questions.

Operator, would you please compile the Q&A roster?